(STATE SEAL OMITTED)
                           FLORIDA DEPARTMENT OF STATE
                                Katherine Harris
                               Secretary of State

December 28, 2000

Capital Connection, Inc.
417 E. Virginia St.
Suite 1
Tallahassee, FL 32301


Re: Document Number P94000088729

The Articles of Merger were filed December 28, 2000; for SWEETS AND EATS, INC., the surviving Florida entity.

Should you have any further questions concerning this matter, please feel free to call (850) 487-6907, the Amendment Section.

Annette Ramsey
Corporate Specialist
Division of Corporations                             Letter Number: 400A00064708




Division of Corporations - P.O. Box 6327 - Tallahassee, Florida 32314

                               ARTICLES OF MERGER

                                       OF

                        SAFE TRANSPORTATION SYSTEMS, INC.
                             (a Wyoming corporation)

                                      INTO

                              SWEETS AND EATS, INC.

                             (a Florida corporation)


         Pursuant to section 607.1105 of the Florida Business Corporation Act, Safe Transportation Systems, Inc., a Wyoming corporation, and Sweets and Eats, Inc., a Florida corporation, certify that:

First:   The name and state of the constituent corporations of the merger are:

         Safe Transportation Systems, Inc., a Wyoming corporation, and Sweets and Eats, Inc., a Florida corporation

Second: An agreement and plan of merger dated December 18, 2000, between Safe Transportation Systems, Inc. and Sweets and Eats Inc. (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by shareholders of each constituent corporations in accordance with be requirements of section 607.1101 of the Florida Business Corporation Act.

Third: The name of the corporation that survives the merger is Sweets and Eats, Inc., Corp. (the "surviving corporation").

Fourth: The certificate of incorporation of Sweets and Eats, Inc. is the certificate of incorporation of the surviving corporation,

Fifth: The executed Merger Agreement is on file at the office of the surviving corporation located at 7695 S.W. 104 Street, Suite 6 210, Miami, FL 33131.

Sixth: The surviving corporation will furnish a copy of the Merger Agreement upon request and without charge to any stockholder of any constituent corporation.

Seventh: This certificate of merger is effective when it is filed in the office of the Secretary of State of the State of Florida and the Secretary of State of Wyoming.

         WHEREFORE, the undersigned has caused this certificate to be executed this 18tb day of December, 2000.

         In consideration of the mutual covenants, and subject to the terms raid conditions hereinafter set forth, the constituent corporations agree as follows:

                              SECTION ONE - MERGER
                              --------------------

6.       STS shall merge into SAE,  which shall be the  surviving  corporation.

                       SECTION TWO - TERMS AND CONDITIONS
                       ----------------------------------

7. On the effective date of the merger, the separate existence of the absorbed corporation shall cease, and the surviving corporation shall succeed to all the rights, privileges, immunities, and franchises, and 0 the property: real, personal, and mixed, of the absorbed corporation, without the necessity for any separate transfer. The surviving corporation shall thereafter be responsible and liable for all liabilities and obligations of the absorbed corporation. and neither the rights of creditors nor any liens on the property of the absorbed corporation shall be impaired by the merger.

8. On the effective date, the separate existence of STS shall cease, and SAE, shall be fully vested in STS's rights, privileges; immunities, powers and franchises, subject to its restrictions, liabilities, disabilites, and duties, all as more particularly sot forth ire Florida Statute 607,1106.

9. If at any time after the effective date SAE shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this agreement, the appropriate officers of SAE or STS, as the case may be, whether past or remaining in office, shall execute and deliver, upon the request of SAE, any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to vest, perfect, confirm, or record such title thereto in SAE or to otherwise carry out the provisions of this agreement,

10. After the et1bctive date of the merger, each holder of certificates for shares of STS shall surrender THEM to SAE: in such manner as SAE shall legally require. On receipt of such certificates, SAE shall issue and exchange therefor certificates for shares of SAE, representing the number of shares of such stock to which such holder is entitled as provided for herein. Holders of certificates of shares of SAE shall not he entitled to dividends payable on shares of stock in the surviving corporation until certificates have been issued to such shareholders. Thereafter, each such shareholder shall be entitled to receive any dividends on shares of the surviving, corporation issuable to them hereunder that may have boon declared and paid between the effective date of the merger and the issuance to such shareholder of the certificate for such shares in the
 .9tirviving corporation.

                      SECTION THREE - CONVERSION OF SHARES
                      ------------------------------------

11. The manner and basis of converting the shares of the absorbed corporation into shares of the surviving corporation is as follows:

A. With each share of STS owned prior to the Merger, such shareholder will receive one share of SAE.

B. All shares of SAE stock into which shares of STS stock shall have been converted and become exchangeable for pursuant to this agreement shall be deemed to have been paid in full satisfaction of such converted shares.

C. Fractional shares of SAE stock will not be issued. Former holders of SAE stock who would be entitled to receive fractional shares of SAE on the effective date, if any, shall receive in lieu thereof cash in an amount determined as follows: one dollar ($1.00) for each fractional share.

                    SECTION FOUR - ARTICLES OF INCORPORATION
                    ----------------------------------------

12. The Articles of Incorporation of the surviving corporation shall continue to be its Articles of Incorporation following the efFective date of the merger.

                             SECTION FIVE - BY-LAWS
                             ----------------------

13.      The  by-laws of the  surviving  corporation  shall   continue to be its
bylaws following the effective date of the merger,

                      SECTION SIX - DIRECTORS AND OFFICERS
                      ------------------------------------

14. The directors and officers of the surviving corporation as of the date on the merger, shall be:

         James B. Long           President, Chief Executive Officer and Director

         Ian Pallett             Executive Vice President and Director

         Patrick Riebalkin       Vice President of New Product Development

         George Roy Long, Jr.    Director

                    SECTION SEVEN - APPROVAL OF SHAREHOLDERS
                    ----------------------------------------

15. This agreement of merger shall be submitted for the approval of the sharcholders of the constituent corporations in the manner provided by applicable law at meetings to be held at such time as the boards of directors of the constituent corporations may agree.

                         SECTION EIGHT - EFFECTIVE DATE
                         ------------------------------

 16. The effective date of this merger shall be the date when a certificate of merger is filed with the Florida Secretary of State.

                      SECTION NINE - ABANDONMENT OF MERGER
                      ------------------------------------

17. This agreement of merger may be abandoned by action of the board of directors of either the surviving or the absorbed corporation at any time prior to the effective date on the happening of either of the following events:

A. If the merger is not approved by the shareholders of either of the constituent corporations, or

B. If, in the judgment of the board of directors of either of the constituent corporations, the merger would be impracticable due to the number of dissenting shareholders asserting appraisal rights under applicable state law.

                      SECTION TEN - EXECUTION OF AGREEMENT
                      ------------------------------------

18. This agreement of merger may be executed in any number of counterparts, and each such counterpart shall constitute an original instrument. Facsimile slgnatures shall constitute original signatures,

         EXECUTED on behalf of the parties by their officers, and sealed with their corporate seals, respectively, pursuant to the authorization of their respective boards of directors on the date first written above.

Safe Transportation Systems, Inc.

By: /s/ James B. Long
---------------------
        James B. Long, President

Sweets and Eats, Inc.

By: /s/
----------------------------------
        James H. Bailey, President